------------------------                            ---------------------------
      FORM 4                                             OMB APPROVAL
------------------------                            ---------------------------
                                                     OMB Number:3235-0287
_  Check this box if no                             ---------------------------
   longer subject to                                 Expires: January 31, 2005
   Section 16.  Form 4                              ---------------------------
   or form 5 obligations                             Estimated average burden
   may continue. See                                 hours per response...0.5
   Instruction 1(b).                                ---------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                     ---------------------------------------
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                  --------------------------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Grayson                          Robert                 C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                c/o AnnTaylor Stores Corporation
                142 West 57th Street
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                                    (Street)

   New York                          NY                  10019
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


        AnnTaylor Stores Corporation (ANN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person(Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                 4.
                                                 Securities Acquired (A)
                               3.                or Disposed of (D)                                                    7.
                               Transaction       (Instr. 3, 4 and 5)       5.                        6.                Nature of
1.            2.               Code              ----------------------    Amount of Securities      Ownership Form:   Indirect
Title of      Transaction      (Instr. 8)                  (A)             Beneficially Owned        Direct (D) or     Beneficial
Security      Date             ---------------             or              at End of Month           Indirect (I)      Ownership
(Instr. 3)    (Month/Day/Year) Code        V     Amount    (D)   Price     (Instr. 3 and 4)          (Instr. 4)        (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

                            (Print or Type Responses)                     (Over)
                                                                SEC 2270 (10-94)
--------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ities    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration        ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Stock Option        $29.30   5/2/02   A    V    3,000        5/2/03   5/2/12   Common    3,000            3,000     D
 (right to buy)     See                         See                            Stock     See              See
                    Note 1                      Note 2                                   Note 2           Note 2

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
Explanation of Responses:
Note 1:  This number reflects a post 3-for-2 stock split exercise price.
Note 2:  This number reflects a post 3-for-2 stock split number.

      /s/Robert C. Grayson                                   6/3/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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